Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259142

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus Dated September 8, 2021

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

569,506,621 Shares of Common Stock

21,300,000 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated September 8, 2021, as supplemented or amended from time to time (Prospectus), which forms a part of our Registration Statement on Form S-1 (No. 333-259142). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on January 4, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 35,100,000 shares of common stock, par value $0.0001 (“New CCC Common Stock” or “Common Stock”), that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 569,506,621 shares of Common Stock and (ii) up to 21,300,000 Private Placement Warrants and Forward Purchase Warrants.

The New CCC Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CCCS.” On January 3, 2022, the last reported sales price of the New CCC Common Stock was $11.37 per share. The Public Warrants ceased trading on the New York Stock Exchange and were delisted, with the trading halt announced after close of market on December 28, 2021. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involve risks that are described in “Risk Factors” beginning on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 4, 2022

CCC Intelligent Solutions Holdings Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-39447	98-1546280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 N. Green Street, 9th Floor

Chicago, IL 60607

(Address of Principal Executive Offices, including Zip Code)

(800) 621-8070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CCCS	The New York Stock Exchange
Warrants to purchase one share of common stock at an exercise price of $11.50	CCCS WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	OTHER EVENTS.

On January 4, 2022, CCC Intelligent Solutions Holdings Inc. (the “Company”) issued a press release announcing the results of the completed redemption of all of its outstanding Warrants (other than the Private Placement Warrants held by the Sponsor or its Permitted Transferees, through and including the Redemption Date) (in each case, as defined in the Warrant Agreement) to purchase shares of the Company’s common stock that were issued under the Warrant Agreement (the “Warrant Agreement”), dated August 13, 2020, by and between the Company (f/k/a Dragoneer Growth Opportunities Corp.) and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached hereto as Exhibit 99.1 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated January 4, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

Date: January 4, 2022

	By:	/s/ Brian Herb
	Name:	Brian Herb
	Title:	Executive Vice President, Chief Financial and Administrative Officer

Exhibit 99.1

CCC Intelligent Solutions Holdings Inc. Announces Completion of Redemption of Warrants

CHICAGO – January 4, 2022 – CCC Intelligent Solutions Holdings Inc. (the “Company”) (NYSE: CCCS) today announced that the Company completed the redemption of all of its outstanding Public Warrants (other than Private Placement Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date) (in each case, as defined in the Warrant Agreement) (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated as of August 13, 2020 by and between the Company (f/k/a Dragoneer Growth Opportunities Corp.) and Continental Stock Transfer & Trust Company, for a redemption price of $0.10 per Warrant (the “Redemption Price”), that remained outstanding at 5:00 p.m. New York City time on December 29, 2021 (the “Redemption Date”).

On November 29, 2021, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, on the Redemption Date, it would redeem all of the outstanding Public Warrants at the Redemption Price. Of the 17,299,983 Public Warrants that were outstanding as of the closing of the Business Combination, 10,638 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock and 15,876,341 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 4,836,977 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 91.8% of the outstanding Public Warrants. Following the Redemption Date, the Company had no Public Warrants outstanding. The Company’s 17,800,000 Private Placement Warrants and Working Capital Warrants held by the Sponsor or its Permitted Transferees through and including the Redemption Date remain outstanding and are not affected by the redemption of the Public Warrants.

In connection with the redemption, the Public Warrants ceased trading on the New York Stock Exchange and were delisted, with the trading halt announced after close of market on December 28, 2021. The Common Stock continues to trade on the New York Stock Exchange under the symbol “CCCS.”

Evercore acted as financial advisor to the Company in connection with the Warrant redemption.

Additional information can be found on the Company’s Investor Relations website: https://ir.cccis.com/.

About CCC Intelligent Solutions

CCC Intelligent Solutions Inc. (CCC), a subsidiary of CCC Intelligent Solutions Holdings Inc. (NYSE: CCCS), is a leading SaaS platform for the multi-trillion-dollar P&C insurance economy powering operations for insurers, repairers, automakers, part suppliers, lenders, and more. CCC cloud technology connects more than 30,000 businesses digitizing mission-critical workflows, commerce, and customer experiences. A trusted leader in AI, IoT, customer experience, network and workflow management, CCC delivers innovations that keep people’s lives moving forward when it matters most. Learn more about CCC at www.cccis.com.

Investor Contact:

Brian Denyeau

ICR, LLC

646-277-1251

IR@cccis.com

Media Contact:

Michelle Hellyar

Director Public Relations, CCC Intelligent Solutions Inc.

mhellyar@cccis.com